Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Old Republic International Corporation:
We consent to the use of our reports with respect to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
March 1, 2011